                                                                    EXHIBIT 11.1

                            FEDERAL DATA CORPORATION
        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

                                                    YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                            ----------------------------------------  --------------------------
                                              1994(3)       1995(3)         1996          1996          1997
                                            ------------  ------------  ------------  ------------  ------------
Weighted average common shares
 outstanding..............................     5,757,828     5,440,194     1,910,896     1,910,896     2,096,081
Common Stock options, as if converted
 (1)(2)...................................         2,385         4,149        35,298       --            109,963
                                            ------------  ------------  ------------  ------------  ------------
Total weighted average common and common
 equivalent shares........................     5,757,828     5,444,343     1,946,194     1,910,896     2,206,045
Net income (loss).........................  $  4,192,000  $  1,797,000  $  4,728,000  $    (95,000) $     12,000
                                            ------------  ------------  ------------  ------------  ------------
Net income (loss) per common and common
 equivalent share.........................  $       0.73  $       0.33  $       2.43  $      (0.05) $       0.01
                                            ------------  ------------  ------------  ------------  ------------
                                            ------------  ------------  ------------  ------------  ------------

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(1) Note that the average stock price was used to convert stock options when computing primary EPS. There is no material difference (less than 3%) when using the ending stock price for fully diluted EPS. Fully diluted EPS is therefore not shown.

(2) Note that common stock options are included only if they are dilutive to primary EPS.

(3) Net income per share has been omitted from the Consolidated Statement of Operations on page F-4 for 1994 and 1995 because of the material change in outstanding common shares resulting from the Recapitalization.